Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

SEMNUR PHARMACEUTICALS, INC.

a Delaware corporation

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Semnur Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify that pursuant to the authority conferred upon the Corporation’s board of directors (together with any duly authorized committee thereof, the “Board of Directors”) by the provisions of the Corporation’s Restated Certificate of Incorporation which authorizes the issuance of up to 45,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), the following resolutions were duly adopted by the Board of Directors on September 22, 2025:

RESOLVED, that the issuance of shares of Preferred Stock is hereby authorized and the designations, powers, rights and preferences and qualifications, limitations or restrictions thereof are hereby fixed as follows:

State of Delaware Secretary of State Division of Corporations Delivered 12:13 PM 09/22/2025 FILED 12:18 PM 09/22/2025 SR 20254039619 - File Number 10340230

SERIES A PREFERRED STOCK

1. Number and Designation. 5,423,606 shares of the Preferred Stock shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation, rank:

(a) senior to the Common Stock (as defined in Section 10), and to all other classes or series of capital stock of the Corporation, except for any such other class or series, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Corporation (together with any securities, options, warrants or other rights convertible into, exchangeable for or exercisable to acquire any such capital stock, the “Junior Securities”); and

(b) on a parity with each class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Corporation (together with any securities, options, warrants or other rights convertible into, exchangeable for or exercisable to acquire any such capital stock, the “Parity Securities”).

3. Dividends. The Series A Preferred Stock will not be entitled to dividends unless the Corporation pays dividends (whether in cash or other property) to holders of outstanding shares of Common Stock. Holders of Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, to the fullest extent permitted by law to the same extent and on the same basis as and contemporaneously with dividends and distributions as declared by the Board of Directors with respect to shares of Common Stock in an amount equal to the product of (i) the number of shares of Common Stock that such share of Series A Preferred Stock would otherwise be convertible into pursuant to a Deemed Conversion (as defined in Section 5(a)) on the record date for the dividend or distribution on the Common Stock and (ii) the dividend or distribution payable on a share of the Common Stock. Dividends payable pursuant to this Section 3 shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the Corporation’s stock register at the close of business on the same record date as is applicable to the Common Stock, which shall be not more than 60 days before the applicable dividend payment date, as may be fixed by the Board of Directors. The Corporation shall provide 10 days prior written notice to the holders of Series A Preferred Stock of any applicable record date.

4. Liquidation Preference.

(a) In the event of any Change of Control (as defined in Section 10), liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s property or assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of Series A Preferred Stock shall be entitled to receive an amount per share of Series A

Preferred Stock equal to the greater of (i) $10.00 (which amount shall be appropriately adjusted in the event of any stock split, stock combination or other similar recapitalization of the Series A Preferred Stock) (the “Stated Value”) and (ii) the amount and type of consideration such share of Series A Preferred Stock would be entitled to receive pursuant to the Change of Control, liquidation, dissolution or winding-up of the Corporation assuming that such share had been converted into shares of Common Stock in a Deemed Conversion. If, upon any Change of Control, liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Series A Preferred Stock and any Parity Securities are insufficient to pay in full the aggregate amount of the liquidation preference payable in respect of all outstanding shares of Series A Preferred Stock and Parity Securities, such assets or the proceeds thereof shall be distributed among the holders of the Series A Preferred Stock and Parity Securities ratably in proportion to the respective amounts of the liquidation preference that would be payable on such shares of Series A Preferred Stock and Parity Securities if all such amounts were paid in full.

(b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of Series A Preferred Stock pursuant to this Section 4, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation, subject to the respective terms applying thereto, in the same type of consideration that the holders of Series A Preferred Stock received pursuant to this Section 4.

5. No Conversion Rights.

(a) The Series A Preferred Stock is not convertible into Common Stock or any other equity of the Corporation; provided, however, a number of the rights, preferences and privileges of the Series A Preferred Stock set forth in this Certificate are determined based on an as-converted-to-Common Stock basis or otherwise assume that the shares of Series A Preferred Stock are converted into shares of Common Stock. Accordingly, the number of shares of Common Stock that each share of Series A Preferred Stock is deemed to be (or otherwise being treated as) converted into for the purpose of affecting the various rights, preferences and privileges of the Series A Preferred Stock set forth in this Certificate (a “Deemed Conversion”), whether in connection with a Change of Control or otherwise, shall be equal to the result obtained by dividing (i) the Stated Value by (ii) $10.00, adjusted as provided in Section 6 (each such price, a “Conversion Price”).

(b) Unless otherwise explicitly set forth herein, each Deemed Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the applicable event requiring the determination of a Deemed Conversion actually occurs.

(c) In connection with any Deemed Conversion, no fractional shares of Common Stock shall be accounted for in such Deemed Conversion. In lieu thereof the Corporation shall round up the number of shares to be treated as having been converted to the nearest whole number and all shares of Series A Preferred Stock shall be treated as having been converted for the applicable Deemed Conversion.

6. Anti-Dilution Adjustments. The Conversion Price shall be subject to the adjustments set forth in this Section 6.

(a) Subdivisions and Combinations of the Common Stock. If the Corporation shall subdivide or split the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to the open of business on the effective date of such subdivision, split, combination or reclassification shall be adjusted by dividing such Conversion Price by the following fraction:

OS1
OS0

where,

OS1	=	the number of shares of Common Stock outstanding immediately after such subdivision, split, combination or reclassification; and

OS0	=	the number of shares of Common Stock outstanding immediately prior to such subdivision, split, combination or reclassification.

(b) Issuer Tender, Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and fair value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Sale Price of the Common Stock on the Trading Day (as defined in Section 10) immediately following the expiration date of the tender or exchange offer, then the Conversion Price in effect at the close of business on the expiration date of the tender or exchange offer shall be adjusted by dividing such Conversion Price by the following fraction:

AC + (SP1 x OS1)
SP1 x OS0

where,

AC	=	the aggregate cash and fair value of any other consideration payable for shares purchased in the tender or exchange offer;

SP1	=	the Closing Sale Price of Common Stock on the Trading Day immediately following the expiration date of the tender or exchange offer;

OS1	=

the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of all shares purchased or exchanged in the tender or exchange offer); and

OS0	=

the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer (prior to giving effect to the purchase or exchange of all shares purchased or exchanged in the tender or exchange offer).

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 6(b) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this Section 6(b).

(c) Rights Plan. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock and prior to the time of the Deemed Conversion, the rights have separated from the shares of Common Stock, the Conversion Price in effect at the time of separation shall be adjusted as if the Corporation had made a distribution to all holders of Common Stock by dividing such Conversion Price by the following fraction, subject to readjustment in the event of the expiration, termination, or redemption of such rights:

SP0
SP0 – FMV

where,

SP0	=	the Current Market Price (as defined in Section 10) per share of Common Stock on the Trading Day immediately preceding the ex-date; and

FMV	=	the fair value of the portion of the distribution applicable to one share of Common Stock on the Trading Day immediately preceding the ex-date.

(d) Certain Issuance or Sale of Common Stock or Derivatives. If the Corporation shall issue or sell shares of Common Stock (or any securities, options, warrants or other rights convertible, exchangeable or exercisable to acquire such stock) without consideration or at a consideration per share of Common Stock (calculated based on the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon any such conversion, exchange or exercise) that is less than the Conversion Price in effect at the close of business on the day immediately preceding such issuance, then such Conversion Price shall be adjusted by multiplying such Conversion Price by the following fraction:

(AC / CP) + OS0
OS1

where,

AC	=

the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon any conversion, exchange or exercise based on the maximum number of shares of Common Stock issuable by the Corporation in connection therewith;

CP	=	the Conversion Price in effect at the close of business on the day immediately preceding such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to such issuance; and

OS1	=

the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the total number of shares of Common Stock issued or subject to issuance upon conversion, exchange or exercise of all securities, options, warrants or rights issued.

In the event that any portion of the aggregate consideration received by the Corporation in connection with the issuance or sale is not received in cash but in securities or other property, the above adjustment shall be made considering the fair value of such security or other property.

The adjustment of the Conversion Price pursuant to this Section 6(d) shall not apply to any issuance of shares of Common Stock (or any securities, options, warrants or other rights convertible, exchangeable or exercisable to acquire such stock): (i) to all holders of Common Stock; (ii) in connection with any stock subdivisions, splits, combinations or reclassifications for which an adjustment to the Conversion Price is made pursuant to Section 6(a); (iii) in connection with the Closing (as defined in the Merger Agreement (as defined below)); or (iv) in connection with any employment contract or benefit plan or arrangement with or for the benefit of employees, officers or directors of the Corporation or any of its subsidiaries approved by the Board of Directors.

(e) Certain Determinations. For purposes of the computation of any adjustments required under this Section 6, the following shall apply:

(i) Adjustments shall be made successively whenever any event giving rise to such an adjustment shall occur.

(ii) Fair value shall be determined by the Board of Directors in good faith; provided that if the holders of 25% or more of the outstanding shares of Series A Preferred Stock shall object to any such determination, such fair value shall be determined by an independent appraiser selected by such holders and reasonably satisfactory to the Corporation. The fees and expenses of such independent appraiser shall be paid by the Corporation. The holders of Series A Preferred Stock shall be notified promptly of any consideration other than cash to be received or paid by the Corporation and furnished with a description of the consideration and the fair value thereof, as determined in accordance with the foregoing provisions.

(iii) All adjustments to the Conversion Price shall be calculated to the nearest cent (with $0.005 rounded up to $0.01).

(iv) No adjustment in the Conversion Price will be made unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this clause are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(f) Certificates as to Adjustment. Upon the occurrence of each adjustment to the Conversion Price, the Corporation shall promptly compute the Conversion Price in accordance with this Section 6 and furnish to each holder of Series A Preferred Stock an officer’s certificate setting forth the Conversion Price and setting forth in reasonable detail the facts upon which such adjustment is based. In the case of any action or event that causes an adjustment of the Conversion Price pursuant to this Section 6 and requires or results in the fixing of a record date, the Corporation shall, at least five days prior to such record date, give written notice to each holder of Series A Preferred Stock specifying the record date. Failure to deliver such notice, or any defect therein, shall not affect the legality or validity of any such action or event.

7. Voting Rights.

(a) General Preferred Stock Voting Rights. Except as otherwise required by law or as set forth in this Section 7, the holders of shares of Series A Preferred Stock will be entitled to vote, together with the holders of shares of Common Stock and not separately as a class, on all matters upon which holders of shares of Common Stock have the right to vote. The holders of shares of Series A Preferred Stock will be entitled to one vote for each share of Common Stock that such share of Series A Preferred Stock would otherwise be convertible into pursuant to a Deemed Conversion on the record date for the determination of the stockholders entitled to vote.

(b) Class Voting Rights. The Corporation shall not, and shall not permit its subsidiaries to, without the affirmative vote of at least a majority of the outstanding shares of Series A Preferred Stock (whether by written consent or at a meeting of the holders of Series A Preferred Stock duly called for such purpose):

(i) change the shares of Series A Preferred Stock (whether by merger, conversion, consolidation, reclassification, operation of law or otherwise) into cash, securities or other property except in accordance with the terms hereof or, in the case of a merger or consolidation of the Corporation in which it is not the surviving or resulting entity, the Series A Preferred Stock may be exchanged for an equivalent number of shares of preferred stock of the surviving or resulting entity, transferee or ultimate parent of such party, with terms substantially the same as the Series A Preferred Stock;

(ii) issue any shares of Series A Preferred Stock other than in accordance with that certain Agreement and Plan of Merger, dated as of August 30, 2024, by and among the Corporation (previously Denali Capital Acquisition Corp.), Denali Merger Sub, Inc., a Delaware corporation, and Semnur, Inc. (previously Semnur Pharmaceuticals, Inc.), a Delaware corporation, as amended (the “Merger Agreement”);

(iii) create, authorize or issue any Parity Security or other equity security the terms of which provide that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Corporation, or increase the authorized amount of any such other class or series; or

(iv) amend, modify or repeal any provision of the Corporation’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), bylaws of the Corporation or this Certificate of Designations, whether by merger, conversion, consolidation, reclassification, by operation of law or otherwise, that adversely affects the holders of shares of Series A Preferred Stock.

8. Special Meetings. For so long as Scilex Holding Company beneficially owns any shares of Series A Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes shall be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of Scilex Holding Company. If a special meeting is called at the request of Scilex Holding Company, then the request shall be in writing, specifying the requested date, time and place of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered or electronic mail to the Chairman of the Board of Directors. Any such special meeting of stockholders shall be held at such date, time, and place, within or without the State of Delaware, as may be specified by order of the Board of Directors or the Chairman of the Board of Directors. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Corporation.

9. Remedies. Nothing herein shall limit the right of a holder of Series A Preferred Stock to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations and a holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. For the avoidance of doubt, any of the actions prohibited by or taken in contravention of the provisions herein, including by Section 7, shall be null and void ab initio and of no force or effect.

10. Certain Definitions. As used in this Certificate of Designations, the following terms shall have the meanings defined in this Section 10.

“Certificate” means this Certificate of Designations.

“Change of Control” shall be deemed to have occurred if any of the following events shall have occurred after the original issuance of the Series A Preferred Stock:

(i)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (as defined in Section 10)) (other than Sorrento Therapeutics, Inc. or its affiliates) acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Corporation’s outstanding voting stock; or

(ii)

the consummation of (x) any merger, conversion, consolidation, share exchange or other similar transaction involving the Corporation or any of its subsidiaries, (y) any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries or, (z) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a split, subdivision or combination), in each case, other than a transaction in which all of the persons that “beneficially owned,” directly or indirectly, the voting shares of capital stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares of capital stock representing a majority of the total voting power of all outstanding classes of capital stock of the surviving or resulting entity, transferee or ultimate parent of such party in the same relative proportions; or

(iii)

individuals who, immediately following the Effective Time (as defined in the Merger Agreement), are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the whole Board of Directors; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board of Directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Certificate, be considered as a member of the Incumbent Board.

“Closing Sale Price” of the Common Stock on any day means: (i) if the shares of Common Stock are listed on The Nasdaq Stock Market LLC, the closing sale price per share of Common Stock (or if no closing sale price is reported, the last reported sale price) on such date on The Nasdaq Stock Market LLC; (ii) if the shares of Common Stock are not listed on The Nasdaq Stock Market LLC, the closing sale price per share of Common Stock (or if no closing sale price is reported, the last reported sale price) on such date in composite trading for the principal United States national or regional securities exchange on which the shares of Common Stock are then listed; (iii) if the shares of Common Stock are not listed on a United States national or regional securities exchange, the last quoted bid price per share of Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization; or (iv) if the shares of Common Stock are not quoted as described in clause (iii) above, the market price per share of Common Stock on the relevant date as determined in good faith by the Board of Directors, subject to Section 6(e)(ii) hereof.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

“Current Market Price” as of any determination date means the average daily Closing Sale Prices of the Common Stock for the 10 consecutive Trading Days ending on the earlier of such determination date and, if applicable, the day before the ex-date with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. “ex-date” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision, split, combination or reclassification of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision, split, combination or reclassification becomes effective. If another issuance, distribution, subdivision, split, combination or reclassification to which Section 6 applies occurs during the period applicable for calculating the “Current Market Price” pursuant to this definition, the “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Trading Day” is any day during which trading in securities generally occurs on The Nasdaq Stock Market LLC or, if the Common Stock is not listed on The Nasdaq Stock Market LLC, on the principal United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded.

11. Further Assurances. The Corporation shall take such actions as are reasonably required in order for the Corporation to satisfy its obligations under this Certificate, including, without limitation, using reasonable best efforts in making any filings, in each case as required pursuant to applicable law or the listing requirements (if any) of any national securities exchange on which any class or series of capital stock of the Corporation is then listed or traded.

12. Amendment. This Certificate may only be altered, amended, or repealed by the affirmative vote of a majority of the whole Board of Directors and holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class.

13. Waiver. Any provision in this Certificate to the contrary notwithstanding, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

14. Severability. If any term of Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 22nd day of September, 2025.

SEMNUR PHARMACEUTICALS, INC.

By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer